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☐	Soliciting Material Pursuant to §240.14a-12
SPANISH BROADCASTING SYSTEM, INC.

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2601 South Bayshore Drive, PH II
Coconut Grove, Florida 33133

April 26, 2007

Dear Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders of Spanish Broadcasting System, Inc. (“SBS”), which will be held on Tuesday, June 5, 2007, at 12:00 p.m., at our corporate offices located at 2601 South Bayshore Drive, PH II, Coconut Grove, Florida 33133 (the “Annual Meeting”).

At the meeting, stockholders of SBS will be asked to consider and act upon the election of directors and any other matters that may properly come before the Annual Meeting. These matters are described in detail in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

We recommend that you vote in favor of the proposal.  Your vote is important regardless of the number of shares you own, and we strongly encourage you to participate by voting your shares whether or not you plan to attend the Annual Meeting. Please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope. Returning the proxy card does NOT deprive you of your right to attend the Annual Meeting and to vote your shares in person for the matters acted upon at the Annual Meeting.

Included with the attached Proxy Statement is a copy of SBS’ Annual Report on Form 10-K for fiscal year ended 2006. We encourage you to read the Annual Report. It includes information on SBS’ operations and markets, as well as SBS’ audited consolidated financial statements.

We look forward to seeing you at the Annual Meeting.

Sincerely,

Raúl Alarcón, Jr.
Chairman of the Board of Directors,
President and Chief Executive Officer

2601 South Bayshore Drive, PH II
Coconut Grove, Florida 33133

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held on
June 5, 2007

Dear Stockholders:

The Annual Meeting of Stockholders of Spanish Broadcasting System, Inc. (“SBS”) will be held on Tuesday, June 5, 2007, at 12:00 p.m., at our corporate offices located at 2601 South Bayshore Drive, PH II, Coconut Grove, Florida 33133 (the “Annual Meeting”), for the following purposes:

1. To elect the five members of the Board of Directors to serve until our next annual meeting of stockholders or until their respective successors are elected and qualify.

2. To transact any other business that may properly come before the Annual Meeting or any adjournment thereof.

Stockholders of record at the close of business on April 16, 2007 are entitled to notice of, and to vote at, the Annual Meeting and at any continuation or adjournment thereof.

By Order of the Board of Directors

Joseph A. García
Executive Vice President,
Chief Financial Officer and Secretary

Coconut Grove, Florida
April 26, 2007

PROXY STATEMENT
VOTING RIGHTS AND SOLICITATION OF PROXIES
Information to Rely Upon When Casting Your Votes
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
Equity Compensation Plan Information
PROPOSAL
ELECTION OF DIRECTORS
Vote Required for Approval
NOMINEES FOR DIRECTOR AND EXECUTIVE OFFICERS
CORPORATE GOVERNANCE MATTERS
The Board of Directors
Controlled Company Exemption
Audit Committee
Compensation Committee
Nominating Committee
Disclosure Committee
Director Nominations
Code of Ethics
Whistleblower Hotline
Board of Directors Attendance at Annual Meetings of Stockholders
Stockholder Communications with the Board of Directors
COMPENSATION DISCUSSION AND ANALYSIS
Overview
Philosophy
Executive Compensation and Other Information
Compensation Consultant
Perquisites
2006 SUMMARY COMPENSATION TABLE
2006 GRANTS OF PLAN-BASED AWARDS
Employment Agreements
FISCAL YEAR-END 2006 OUTSTANDING EQUITY AWARDS
Option Exercises and Stock Vested
Elements of Post-Termination Compensation
Potential Payments upon Termination and Change of Control
Overview of Director Compensation and Procedures
2006 DIRECTOR COMPENSATION
Compensation Committee Interlocks and Insider Participation
REPORT OF COMPENSATION COMMITTEE
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
AUDIT COMMITTEE REPORT
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Audit and Audit-Related Fees, Tax Fees and All Other Fees
Audit Committee Pre-Approval Policies and Procedures
STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING
ANNUAL REPORT
OTHER MATTERS

PROXY STATEMENT

April 26, 2007

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Spanish Broadcasting System, Inc., a Delaware corporation (“SBS”), of proxies for use at the Annual Meeting of Stockholders of SBS (the “Annual Meeting”). All references in this Proxy Statement to “we”, “our”, or “us” refer to SBS.

The Annual Meeting will be held on Tuesday, June 5, 2007, at 12:00 p.m., at our corporate offices located at 2601 South Bayshore Drive, PH II, Coconut Grove, Florida 33133. All holders of record of our Class A common stock, par value $0.0001 per share (the “Class A common stock”) and Class B common stock, par value $0.0001 per share (the “Class B common stock”), at the close of business on April 16, 2007 (the “Record Date”) will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 40,277,805 shares of Class A common stock outstanding and entitled to vote and 24,503,500 shares of Class B common stock outstanding and entitled to vote.

This Proxy Statement, the accompanying proxy card, and our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, containing audited financial statements, are first being mailed to stockholders on or about April 26, 2007. Our Annual Report contains the information required by Rule 14a-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is not a part of the proxy soliciting materials.

VOTING RIGHTS AND SOLICITATION OF PROXIES

Stockholders are entitled to one vote for each share of Class A common stock they hold and ten votes for each share of Class B common stock they hold, on each matter presented. Shares of Class A common stock and Class B common stock may not be voted cumulatively.

The presence, in person or represented by proxy, of the holders of a majority of the aggregate votes entitled to be cast by the Class A common stock and Class B common stock, voting together as a single class, will constitute a quorum for the transaction of business at the Annual Meeting. If a quorum is not present, the stockholders entitled to vote who are present in person or represented by proxy at the Annual Meeting have the power to adjourn the Annual Meeting from time to time until a quorum is present or represented. Unless the adjournment is for more than thirty days or unless a new record date is set for the adjourned meeting, no notice of the adjourned meeting must be given other than by announcement at the Annual Meeting. At an adjourned meeting at which a quorum is present, any business may be transacted that could have been transacted at the original Annual Meeting.

Shares represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee which are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. The proposal concerning the election of directors requires a majority of the votes cast at the Annual Meeting. Abstentions will count as a vote against a proposal, and broker non-votes will not count toward the vote on a proposal.

Stockholders are requested to complete, sign, and date the accompanying proxy card and return it promptly to us so that it is received by the date of the Annual Meeting. A stockholder may revoke a proxy submitted to us at any time before it is voted at the Annual Meeting by (1) sending written notice of revocation to us addressed to: Spanish Broadcasting System, Inc., 2601 South Bayshore Drive, PH II, Coconut Grove, Florida 33133, Attention: Melanie M. Montenegro, Corporate & Finance Counsel, (2) executing and submitting a proxy bearing a later date, or (3) attending the Annual Meeting and voting in person. Subject to such revocation, all proxies duly executed and received prior to, or during the Annual Meeting, will be voted in accordance with the specification on the proxy card. If no specification is made, proxies will be voted in favor of the proposal listed on the proxy card. As to other matters, if any, to be voted upon at the Annual

Meeting, the persons designated as proxies, who were selected by the Board, will take such actions as they, in their discretion, may deem advisable.

We will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others forwarding the solicitation material to beneficial owners of our common stock. In addition to the solicitation of proxies by mail, solicitation may be made by directors, officers, and other employees of SBS in person or by telephone or facsimile, but these individuals will not be separately compensated for such solicitation services. We have retained Morrow & Co., Inc. to assist in the solicitation of proxies from brokers, nominees and institutional holders for a fee of approximately $3,000, plus out-of-pocket expenses.

Information to Rely Upon When Casting Your Votes

You should rely only on the information contained in this Proxy Statement when casting your votes. We have not authorized anyone to give any information or to make any representations in connection with this proxy solicitation other than those contained in this Proxy Statement. You should not rely on any information or representation not contained in this Proxy Statement as having been authorized by us. You should not infer that there has not been a change in the facts set forth in this Proxy Statement or in our affairs since the date of this Proxy Statement. This Proxy Statement does not constitute a solicitation by anyone in any jurisdiction in which the solicitation is not authorized or in which the person making the solicitation is not qualified to do so or to anyone to whom it is unlawful to make a solicitation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth information concerning the beneficial ownership of our Class A common stock and our Class B common stock as of April 16, 2007, by:

•	each person known by us to beneficially own more than 5% of any class of common stock;

•	each director and each executive officer named in the Summary Compensation Table; and

•	all named executive officers and directors as a group.

Unless indicated below, each stockholder listed had sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws, if applicable. As of the record date, there were 40,277,805 shares of Class A common stock and 24,503,500 shares of Class B common stock outstanding. In addition, as of the record date there were 380,000 shares of Series C convertible preferred stock, par value $.002 per share (“Series C preferred stock”), which are convertible into 7,600,000 shares of Class A common stock and which vote on an as-converted basis with the common stock. Accordingly, in the percentage calculations in the table below, we treat the 7,600,000 shares of Class A common stock (into which the Series C preferred stock is convertible) as outstanding.

	Class A Shares		Class B Shares
		Percent of		Percent of	Percent of Total	Percent of Total
	Number of	Class A	Number of	Class B	Economic	Voting
Name and Address(1)(2)	Shares	Shares	Shares	Shares	Interest	Power

Raúl Alarcón, Jr.(3)	800,000	1.6%	23,430,000	95.6%	33.1%	80.0%
Pablo Raúl Alarcón, Sr.	—	—	1,070,000	4.4%	1.5%	3.7%
Marko Radlovic(3)	212,501	*	—	*	*	*
Joseph A. García(4)	575,000	1.2%	—	*	*	*
Cynthia Hudson-Fernandez	—	—	—	—	—	—
Dan Mason(5)	40,000	*	—	*	*	*
Antonio S. Fernandez(6)	40,000	*	—	*	*	*
Jose A. Villamil(3)	30,000	*	—	*	*	*
Jason L. Shrinsky(7)	95,000	*	—	*	*	*

All named executive officers and directors as a group(8)	1,792,501	3.4%	24,500,000	100.0%	33.7%	82.7%
CBS Corporation(9)	11,400,000	22.1%	—	—	15.0%	3.8%
Columbia Wanger Asset Management, L.P.(10)	3,715,000	7.8%	—	—	5.1%	1.3%
Michael Murphy(11)	3,224,029	6.7%	—	—	4.5%	1.1%
Lehman Brothers Holdings(12)	2,663,231	5.6%	—	—	3.7%	*
Goldman Sachs Group(13)	2,394,945	5.0%	—	—	3.3%	*

*	Indicates less than 1%.

(1)	The address of all directors and executive officers in this table, unless otherwise specified, is c/o Spanish Broadcasting System, Inc., 2601 South Bayshore Drive, PH II, Coconut Grove, Florida 33133.

(2)	As used in this table, “beneficial ownership” means the sole or shared power to vote or direct the voting of a security, or the sole or shared power to dispose, or direct the disposition, of a security. A person is deemed as of any date to have beneficial ownership of any security that the person has the right to acquire within 60 days after that date, regardless if the security is in-the-money or not. For purposes of computing the percentage of outstanding shares held by each person named above, any security that the person has the right to acquire within 60 days of the date of calculation is deemed to be outstanding, but is not deemed to be outstanding for purposes of computing the percentage ownership of any other person.

(3)	Shares of Class A common stock beneficially owned by Messrs. Alarcón, Radlovic, Mason and Villamil are issuable upon the exercise of options that the holders have the right to exercise within sixty days of the date of this table.

(4)	Includes 565,000 shares of Class A common stock issuable upon the exercise of options that the holder has the right to exercise within sixty days of the date of this table.

(5)	Includes 40,000 shares of Class A common stock issuable upon the exercise of options that the holder has the right to exercise within sixty days of the date of this table. Due to Mr. Mason’s resignation on April 2, 2007, all unexercised options will expire on May 2, 2007.

(6)	Includes 30,000 shares of Class A common stock issuable upon the exercise of options that the holder has the right to exercise within sixty days of the date of this table.

(7)	Includes 80,000 shares of Class A common stock issuable upon the exercise of options that the holder has the right to exercise within sixty days of the date of this table. Mr. Shrinsky holds these options for the benefit of the law firm, Kaye Scholer LLP. Mr. Shrinsky shares ownership of, and voting and investment power for, 15,000 shares of Class A common stock with his spouse.

(8)	Includes 1,757,501 shares of Class A common stock issuable upon the exercise of options that the holders have the right to exercise within sixty days of the date of this table.

(9)	Reflects ownership of Mr. Sumner M. Redstone, National Amusements, Inc. (“NAI”), NAIRI, Inc. (“NAIRI”), CBS Corporation (“CBS”), Westinghouse CBS Holding Company, Inc. (“W/CBS HCI”), CBS Broadcasting Inc. (“CBSBI”), CBS Radio Inc. (“CBS Radio”) and CBS Radio Media Corporation (“CRMC”) (collectively, the “Reporting Entities”) of 380,000 shares of our Series C Preferred Stock and a warrant (the “Warrant”) to purchase 190,000 additional shares of Series C Preferred Stock. Upon conversion, each of the shares of Series C Preferred Stock will convert into twenty fully paid and non-assessable shares of Class A Common Stock. Accordingly, the Series C Preferred Stock beneficially owned by the Reporting Entities and the Series C Preferred Stock issuable upon exercise of the Warrant is convertible into 11,400,000 shares of Class A Common Stock. Mr. Sumner M. Redstone, by virtue of his stock ownership in NAI, may be deemed to be the beneficial owner, with shared dispositive and voting power, of the Series C Preferred Stock held or controlled by the Reporting Entities. The address of the Reporting Entities and Mr. Redstone is c/o CBS

Corporation, 51 West 52nd Street, New York, New York 10019. We obtained this information from a Schedule 13D/A filed by CBS Corporation on February 14, 2006.

(10)	The address of Columbia Wanger Asset Management, L.P. is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606. Columbia Wanger Asset Management, L.P. has sole investment discretion and voting power with respect to all the shares. The shares are owned by various individual and institutional investors for which Columbia Wanger Asset Management, L.P. serves as an investment advisor. We obtained this information from a Schedule 13G filed by Columbia Wanger Asset Management, L.P. on January 10, 2007.

(11)	Includes 2,766,218 shares of Class A common stock held by Discovery Equity Partners, L.P (“Discovery Partners”). Discovery Group I, LLC (“Discovery Group”) is the general partner of Discovery Partners and, for the purposes of the reporting requirements of the Securities Exchange Act of 1934, may be deemed to be a beneficial owner of the shares held by that entity which represent 6.9% of the shares of Class A common stock outstanding. Daniel J. Donoghue and Michael R. Murphy, each a managing member of Discovery Group, may be deemed a beneficial owner of the securities held by such entity. None of Discovery Partners, Discovery Group, Mr. Donoghue or Mr. Murphy have sole dispositive or voting power with respect to such securities. We obtained this information from a Schedule 13G filed February 12, 2007. The address for the filers is 191 North Whacker Drive, Suite 1685, Chicago, Illinois 60606.

(12)	Based solely on information contained in the Schedule 13G filed with the SEC by Lehman Brothers, Inc. and Lehman Brothers Holdings Inc. (the “Lehman Entities”) on February 9, 2007. The address for the Lehman Entities is 745 Seventh Avenue, New York, New York 10019.

(13)	Based solely on information contained in the Schedule 13G filed with the SEC by The Goldman Sachs Group, Inc. and Goldman, Sachs & Co. (the “Goldman Entities”) on February 8, 2007. The address for the Goldman Entities is 85 Broad Street, New York, New York 10004.

Equity Compensation Plan Information

The following table sets forth, as of December 31, 2006, the number of securities outstanding under our equity compensation plans, the weighted average exercise price of such securities and the number of securities available for grant under these plans:

Equity Compensation Plan Information
As of December 31, 2006

	(a)
	Number of Shares	(b)	(c)
	to be Issued	Weighted-Average	Number of Securities
	Upon	Exercise	Remaining Available
	Exercise of	Price of	for Future Issuance
	Outstanding	Outstanding	Under Equity
	Options,	Options,	Compensation Plans
	Warrants	Warrants	(excluding
Plan Category	and Rights	and Rights	Column (a)

Equity Compensation Plans Approved by Stockholders:
2006 Omnibus Equity Compensation Plan	—	$—	3,500,000
1999 Stock Option Plan	2,528,700	10.44	378,200
Non-Employee Director Stock Option Plan	250,000	11.61	20,000
Equity Compensation Plans Not Approved by Stockholders:
Options issued to a former director(1)	250,000	20.00	—
Warrants related to the acquisitions of KRZZ-FM(2)	3,800,000	—	—

Total	6,828,700		3,898,200

(1)	We granted Arnold Sheiffer, who served as a director of SBS from 1996 until August 1999, stock options to purchase 250,000 shares of Class A common stock upon the closing of our initial public offering, for his past services as a director.

(2)	On December 23, 2004, in connection with the closing of the merger agreement, dated October 5, 2004, with Infinity, Infinity SF and SBS Bay Area, we issued to Infinity (i) an aggregate of 380,000 shares of our Series C preferred stock, which are convertible at the option of the holder into twenty fully paid and non-assessable shares each of our Class A common stock; and (ii) a warrant to purchase an additional 190,000 shares of our Series C preferred stock, at an exercise price of $300.00 per share (the “Warrant”). Upon conversion, each share of our Series C preferred stock held by a holder will convert into twenty fully paid and non-assessable shares of our Class A common stock. The shares of our Series C preferred stock issued at the closing of the merger are convertible into 7,600,000 shares of our Class A common stock, subject to adjustment, and the Series C preferred stock issuable upon exercise of the Warrant are convertible into an additional 3,800,000 shares of our Class A common stock, subject to adjustment. In connection with the closing of the merger transaction, we also entered into a registration rights agreement with Infinity, pursuant to which, following a period of one year (or earlier if we take certain actions), Infinity may instruct us to file up to three registration statements, on a best efforts basis, with the SEC providing for the registration for resale of the Class A common stock issuable upon conversion of the Series C preferred stock.

PROPOSAL

ELECTION OF DIRECTORS

Five directors are to be elected at the Annual Meeting to hold office until the next annual meeting or until their respective successors have been elected and qualify. The Board has designated as nominees: Raúl Alarcón, Jr., Pablo Raúl Alarcón, Sr., Antonio S. Fernandez, Jose A. Villamil and Jason L. Shrinsky, each of whom currently serves as a member of the Board.

Dan Mason resigned as a member of the Board and Audit Committee as of April 2, 2007. The Board is currently seeking qualified candidates to replace Mr. Mason as an independent member of the Board and Audit Committee. See “Corporate Governance Matters” for additional information.

Unless instructed to the contrary, the persons named in the enclosed proxy card will vote the shares covered by each proxy for the election of all the nominees named above. Although the Board does not anticipate that any nominees will be unavailable for election, in the event of such occurrence, the proxies will be voted for such substitute, if any, as the Board may designate.

Vote Required for Approval

The election of directors requires the affirmative vote of the holders of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote. Abstentions may be specified on the proposal and will be considered present at the Meeting, but will not be counted as affirmative votes. Abstentions, therefore, will have the practical effect of voting against the proposal because the affirmative vote of a majority of the shares present at the Annual Meeting and entitled to vote with respect to this matter is required to approve the proposal. Broker non-votes are considered not present at the meeting with respect to this matter and, therefore, will not be voted or have any effect on the proposal. There is no cumulative voting for the election of directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT EACH HOLDER OF CLASS A COMMON STOCK AND EACH HOLDER OF CLASS B COMMON STOCK VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR LISTED BELOW.

NOMINEES FOR DIRECTOR AND EXECUTIVE OFFICERS

The following table sets forth information concerning the five nominees for director, followed by information concerning our executive officers. Each of our directors and executive officers serves until his successor is elected and qualifies.

Name	Age	Position with SBS

Nominees for Director
Raúl Alarcón, Jr.	50	Chairman of the Board of Directors, Chief Executive Officer and President
Pablo Raúl Alarcón, Sr.	81	Chairman Emeritus and Director
Antonio S. Fernandez	67	Director
Jose A. Villamil	60	Director
Jason L. Shrinsky	69	Director

Executive Officers
Marko Radlovic	43	Chief Operating Officer and Executive Vice President
Joseph A. García	61	Chief Financial Officer, Executive Vice President and Secretary
Cynthia Hudson-Fernandez	44	Chief Creative Officer and Executive Vice President

Raúl Alarcón, Jr.  joined us in 1983 as an account executive and has been our President and a director since October 1985 and our Chief Executive Officer since June 1994. On November 2, 1999, Mr. Alarcón, Jr. became our Chairman of the Board of Directors and continues as our Chief Executive Officer and President. Currently, Mr. Alarcón, Jr. is responsible for our long-range strategic planning and operational matters and is instrumental in the acquisition and related financing of each of our stations. Mr. Alarcón, Jr. is the son of Pablo Raúl Alarcón, Sr.

Pablo Raúl Alarcón, Sr. is our founder and was our Chairman of the Board of Directors from March 1983 until November 2, 1999, when he became Chairman Emeritus. Mr. Alarcón, Sr. continues to be one of our directors. Mr. Alarcón, Sr. has been involved in Spanish-language radio broadcasting since the early 1950’s when he established his first radio station in Camagüey, Cuba. Upon his arrival in the United States, Mr. Alarcón, Sr. continued his career in radio broadcasting and was an on-air personality for a New York radio station before being promoted to programming director. Mr. Alarcón, Sr. subsequently owned and operated a recording studio and an advertising agency before purchasing our first radio station in 1983. Mr. Alarcón, Sr. is Raúl Alarcón, Jr.’s father.

Antonio S. Fernandez became one of our directors on June 30, 2004. Mr. Fernandez was the founder and former head of the International Investment Banking Department at Oppenheimer & Co., Inc. Mr. Fernandez’s tenure at Oppenheimer & Co., Inc. from 1979 to 1999 also included terms as Executive Vice President, Director of Operations, Treasurer, Chief Financial Officer and Director. He has been a member of the investment committees for several private equity funds and a director of a closed end fund. Earlier in his career, Mr. Fernandez held management positions at Electronic Data Systems, duPont Glore Forgan and Thomson McKinnon. Mr. Fernandez served on the board of directors of Banco Latinoamericano de Exportaciones from 1992 until 1999 and in September 2003 was elected to the board of directors of Terremark Worldwide Inc.

Jose A. Villamil became one of our directors on June 30, 2004. Mr. Villamil has over 25 years of experience as a private business economist and as a senior policymaker of both the federal and State of Florida governments. Mr. Villamil is the Chief Executive Officer of The Washington Economics Group, Inc., serving in such position from 1993 to 1998 and from 2000 to the present. From 1999 to 2000, he was Director for Tourism, Trade and Economic Development of Florida. Mr. Villamil served most recently as Chairman of the Council of Economic Advisors of Florida and as a member of the board of directors of Enterprise Florida, Inc. Since April 2003, Mr. Villamil has been director of CommerceBank, N.A. and CommerceBank Holding Corp. Most recently, Mr. Villamil was appointed to President George W. Bush’s Advisory Committee on Trade Policy and Negotiations. From 1989-1993, Mr. Villamil served as Chief Economist and later as Undersecretary for Economic Affairs at the United States Department of Commerce.

Jason L. Shrinsky became one of our directors on November 2, 1999. Mr. Shrinsky is a retired partner from the law firm Kaye Scholer LLP, which he joined as a partner in 1986. Mr. Shrinsky has been a lawyer counseling corporations and high net worth individuals on financings, mergers and acquisitions, other related financial transactions and regulatory procedures since 1964. Kaye Scholer LLP has served as our legal counsel for more than 20 years.

Marko Radlovic became our Chief Operating Officer and Executive Vice President on July 21, 2005. Previously, Mr. Radlovic was our Chief Revenue Officer from December 1, 2003 through July 20, 2005. Mr. Radlovic is responsible for day to day operational matters and overseeing the revenue and profit performance of all of our broadcast station matters. Mr. Radlovic was Vice President/General Manager for our Los Angeles radio cluster from January 2002 until November 2003 and previously served as Vice President of Sales for the Los Angeles cluster. Prior to joining us, he was Market Manager for Cumulus Media in Southern California from January 2001 until August 2001 and was Vice President/General Manager for AM/FM Inc. in Los Angeles from October 1998 to October 2000.

Joseph A. García has been our Chief Financial Officer since 1984, Executive Vice President since 1996 and Secretary since November 2, 1999. Mr. García is responsible for our financial affairs, operational matters and investor relations, and he has been instrumental in the acquisition and related financing of our stations. Before joining us in 1984, Mr. García spent thirteen years in international financial planning positions with

Philip Morris Companies, Inc. and Revlon, Inc., where he was manager of financial planning for Revlon — Latin America.

Cynthia Hudson-Fernandez became our Chief Creative Officer and Executive Vice President on January 3, 2006. Ms. Hudson-Fernandez is responsible for MEGA TV and our bilingual Internet portal, LaMusica.com. From 1997-2005, Ms. Hudson-Fernandez served as Senior Vice President and Editorial Director of Cosmopolitan Television (a Hearst Entertainment and Syndication Group division), heading up the creation and development of the Cosmopolitan TV Networks. Ms. Hudson-Fernandez led the research, development and creation of Cosmo TV, overseeing design of original programs, on-air packaging, promotions and program acquisitions, as well as the creation and production of original formats. Ms. Hudson-Fernandez is an eight-time Emmy Award winning producer, writer and international television executive with over 20 years experience in both the U.S. broadcast and international cable TV industries.

CORPORATE GOVERNANCE MATTERS

The Board of Directors

Our business and affairs are managed under the direction of the Board. The Board meets on a regularly scheduled basis during our fiscal year to review significant developments affecting us and to act on matters requiring its approval. The Board also holds special meetings as required from time to time when important matters arise between scheduled meetings that require action by the Board. During 2006, the Board consisted of Raúl Alarcón, Jr., Raúl Alarcón, Sr., Dan Mason, Antonio S. Fernandez, Jose A. Villamil and Jason L. Shrinsky. Messrs. Villamil, Fernandez and Mason were deemed to be independent as defined under Rule 4200(a)(15) of the Nasdaq Marketplace Rules. The independent members of the Board regularly meet in executive session without any employee directors or other members of management in attendance. The Board held a total of five meetings during the fiscal year ended December 31, 2006. Each director who was a director of SBS during fiscal year ended 2006 attended 75% or more of the aggregate number of meetings of the Board and the meetings of all committees of the Board on which he served except for Mr. Alarcón, Sr.

Our Board has a separately-designated standing Audit Committee established in accordance with Section 3(a)58(A) of the Exchange Act and a Compensation Committee. The functions and membership of each committee of the Board are set forth below. Our Board does not have, and as a controlled company, the Nasdaq Marketplace Rules do not require us to have, a standing nominating committee.

     Controlled Company Exemption

We are a “controlled company” as defined in Rule 4350(c)(5) of the National Association of Securities Dealers’ (“Nasdaq”) Marketplace Rules because more than 50% of our voting power is held by Raúl Alarcón, Jr., our Chairman of the Board, President and Chief Executive Officer. As a “controlled company,” we are exempt from the requirements of Rule 4350(c) of the Nasdaq listing standards that would otherwise require us to have (i) a majority of independent directors on the Board, (ii) compensation and nominating committees composed solely of independent directors, (iii) the compensation of executive officers determined by a majority of the independent directors or a compensation committee composed solely of independent directors, and (iv) director nominees selected or recommended to the Board for selection, either by a majority of the independent directors, or a nominating committee composed solely of independent directors. Consequently, we are exempt from independent director requirements of Rule 4350(c) of the Nasdaq Marketplace Rules, except for the requirements under subsection (2) thereof pertaining to executive sessions of independent directors and those under subsection (d) thereof pertaining to the Audit Committee. Currently, we have an Audit Committee and Compensation Committee composed solely of independent directors.

     Audit Committee

The Audit Committee currently consists of Antonio S. Fernandez and Jose A. Villamil, each of whom has been determined to be independent as defined under Rule 4200(a)(15) of the Nasdaq Marketplace Rules and the SEC’s director independence standards for Audit Committee members. Dan Mason was a member of the

Audit Committee until his resignation from the Board on April 2, 2007. Mr. Fernandez serves as the Chairman of the Audit Committee and the Board has determined that he qualifies as an “audit committee financial expert” under SEC rules. All members of the Audit Committee are able to read and understand basic financial statements, including a balance sheet, income statement, and cash flow statement. The Audit Committee held seven meetings during fiscal year ended 2006.

On April 5, 2007, we notified Nasdaq that due to the vacancy created by Dan Mason’s voluntary resignation as a member of the Board and the Audit Committee, we were no longer in compliance with NASD Rule 4350(d)(2)(A) pertaining to audit committee requirements. Mr. Mason, who was one of our independent directors and a member of our Audit Committee, resigned from the Board because he recently joined a broadcasting company, and his position with that company will require a substantial commitment of his time and attention.

As a result, on April 11, 2007, we received a letter from Nasdaq notifying us that we are not in compliance with the audit committee requirements as set forth in Nasdaq Marketplace Rule 4350. Nasdaq’s letter advises us that, consistent with Nasdaq Marketplace Rules 4350(c)(1) and 4350(d)(4), Nasdaq will provide us a cure period to regain compliance until the earlier of our next annual shareholders’ meeting or April 2, 2008; or if the next annual shareholders’ meeting is held before October 1, 2007, then we must evidence compliance no later than October 1, 2007. Since we intend to hold our next annual shareholders’ meeting before October 1, 2007, we have until October 1, 2007 to comply with Nasdaq’s audit committee requirements. We fully intend to comply with Nasdaq’s audit committee requirements within the cure period allowed by Nasdaq.

The primary purpose of the Audit Committee is to oversee our financial reporting process on behalf of the Board. In fulfilling its oversight responsibilities, the Audit Committee reviews our internal accounting procedures, consults with and reviews the services provided by our independent registered public accounting firm and selects our independent registered public accounting firm. Management is responsible for our financial statements, the financial reporting process and the system of internal controls and procedures. Our independent registered public accounting firm is responsible for performing an audit of our annual financial statements and expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles. A full description of the Audit Committee’s primary responsibilities is contained in its written charter, which is publicly available on our Internet website at www.spanishbroadcasting.com/investorinfo.shtml.

     Compensation Committee

The Compensation Committee currently consists of Messrs. Fernandez and Villamil, each of whom has been determined to be independent as defined under Rule 4200(a)(15) of the Nasdaq Marketplace Rules. Dan Mason was a member of the Compensation Committee until his resignation from the Board on April 2, 2007. Mr. Villamil serves as the Chairman of the Compensation Committee. The Compensation Committee held ten meetings during fiscal year ended 2006.

The Compensation Committee is responsible for reviewing and approving the compensation of our executive officers, reviewing the Compensation Discussion and Analysis section included in our proxy statement for our annual meeting of stockholders and making recommendations in connection with its review to the Board. The Compensation Committee also (i) reviews and makes recommendations to management with respect to our overall compensation programs and policies and (ii) exercises all authority of the Board under our equity-based plans. A full description of the Compensation Committee’s primary responsibilities is contained in its written charter, which is publicly available on our Internet website at www.spanishbroadcasting.com/investorinfo.shtml.

     Nominating Committee

Our Board does not have a standing nominating committee or a committee serving a similar function. As a controlled company, the Nasdaq Marketplace Rules do not require us to have such a committee. The Board has determined that the Board, rather than a nominating committee, is the most appropriate body for identifying director candidates and selecting nominees to be presented at the annual meeting of stockholders.

Disclosure Committee

The Disclosure Committee, as described below, was established by us to ensure compliance with the reporting requirements established by the SEC and is made up of certain key employees of the Company. The Disclosure Committee currently consists of Joseph A. García (Chief Financial Officer) the chairman of the committee, Marko Radlovic (Chief Operating Officer), Cynthia Hudson-Fernandez (Chief Creative Officer), Frank Soricelli (Corporate Controller), Jose Molina (Director of Finance), Melanie Montenegro (Corporate & Finance Counsel), Nicolas Pisano (Director of Internal Audit), Jackeline Vega (Sarbanes-Oxley Compliance Manager) and Nelson Santos (Vice President of Management Information Systems).

The general purpose of the Disclosure Committee is to design, establish and maintain a system of controls and procedures to ensure that information required to be disclosed in the reports and statements filed by us pursuant to the Exchange Act, is reported in conformity with the rules and forms of the SEC. The Disclosure Committee assists the Chief Executive Officer, the Chief Financial Officer and the Audit Committee in monitoring (i) the integrity of the financial statements, policies, procedures and the internal financial and disclosure controls and risks of the Company, and (ii) our compliance with regulatory requirements, to the extent that these policies, procedures and controls may generate either financial or non-financial disclosures in our filings with the SEC.

Director Nominations

As noted above, because Raúl Alarcón, Jr., our Chief Executive Officer, President and Chairman of the Board, holds more than 50% of our voting power, we are deemed to be a “controlled company” under the Nasdaq Marketplace Rules. Because we are a controlled company, the Board has not elected to establish a separate nominating committee or formal rules governing director nominations from stockholders. The functions of evaluating and nominating director candidates are performed by the Board as a whole. The Board will, from time to time, review biographical information and background material relating to potential candidates and interview selected candidates. The Board does not currently have a charter or written policy with regard to the nomination process. We have not engaged a third party to assist in identifying and evaluating the individuals nominated for election as directors at this Annual Meeting.

The Board has not set specific, minimum qualifications that must be met by director candidates. In considering whether to nominate any particular candidate for election to the Board, the Board uses various criteria to evaluate each candidate, including, but not limited to, an evaluation of each candidate’s integrity and sound judgment, business acumen, professional skills and experience, knowledge of our business and industry, possible conflicts of interest and the ability to act in the interests of our stockholders. The Board also considers whether a potential nominee would satisfy the Nasdaq Marketplace Rules’ definition of “independent” and the SEC’s definition of “audit committee financial expert.” We believe that the backgrounds and qualifications of our directors, considered as a group, provides a composite mix of experience, knowledge and abilities that allows the Board to fulfill its responsibilities.

We do not have a formal policy with regard to the consideration of director candidates recommended by our stockholders because we are a controlled company under the Nasdaq Marketplace Rules. Stockholder recommendations relating to director nominees may be submitted in accordance with the procedures set forth below under the heading “Stockholder Proposals for Next Annual Meeting.” Stockholders may also send communications to the Board in accordance with the procedures set forth above under the heading “Stockholder Communications with the Board of Directors.”

Code of Ethics

We have adopted a Code of Business Conduct and Ethics (“Code of Ethics”) within the meaning of Item 406(b) of Regulation S-K. The purpose of the Code of Ethics is to deter wrongdoing and to promote (i) honest and ethical conduct, including the ethical handling of conflicts of interest; (ii) full, fair, accurate, timely and understandable disclosures in reports and documents filed by us with, or submitted to, the SEC or otherwise publicly communicated by us; (iii) compliance with applicable governmental laws, rules and regulations; (iv) the prompt internal reporting of violations to the Code of Ethics to appropriate persons identified therein and (v) accountability for adherence to the Code of Ethics.

This Code of Ethics applies to our employees, officers and directors and is publicly available on our Internet website at www.spanishbroadcasting.com/investorinfo.shtml. If we make substantive amendments to this Code of Ethics or grant any waiver from its provisions to our principal executive, financial or accounting officers, or persons performing similar functions, including any implicit waiver, we will disclose the nature of such amendment or waiver on our website or in a report on Form 8-K within four business days of such amendment or waiver.

Whistleblower Hotline

We have adopted a Whistleblower Policy, which establishes procedures for (i) the receipt, retention and treatment of complaints received by our company regarding accounting, internal accounting controls or auditing matters and (ii) the confidential and anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

If you wish to contact our Audit Committee to report complaints or concerns relating to the financial reporting of our company, you may do so by using the various alternatives provided by us, such as (i) directly to the Chairman of the Audit Committee in writing as follows: Audit Committee Chairman, c/o Director of Internal Audit, Spanish Broadcasting System, Inc., 2601 South Bayshore Drive, PH II, Coconut Grove, Florida 33133 or (ii) confidentially and anonymously through a toll free telephone “hotline” operated by an independent party at (866) 789-1229. A copy of our Whistleblower Policy is available on our website at www.spanishbroadcasting.com/investorinfo.shtml.

Board of Directors Attendance at Annual Meetings of Stockholders

Although we do not have a formal policy requiring director attendance at our Annual Meeting of all directors and all nominees for election as directors are encouraged to attend the Annual Meeting. Last year, all of our directors and director nominees attended our annual meeting, except for Mr. Alarcón, Sr.

Stockholder Communications with the Board of Directors

Stockholders of SBS seeking to communicate with the Board should submit any communications in writing to the Board at 2601 South Bayshore Drive, PH II, Coconut Grove, Florida 33133, Attention: Melanie M. Montenegro, Corporate & Finance Counsel. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication.” Any such communication must identify the author as a stockholder, must include the stockholder’s full legal name, address, valid telephone number, the number of shares beneficially owned by the stockholder and, if applicable, the name of any specific intended Board of Director recipient. We will forward any such communication to the full Board or to any individual director or directors to whom the communication is directed following its clearance through normal review and appropriate security procedures.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This compensation discussion and analysis describes the material elements of compensation awarded to, earned by, or paid to, each of our executive officers who served as named executive officers (“NEOs”) during the last completed fiscal year. This compensation discussion and analysis focuses on the information contained in the following tables and related footnotes and narrative for fiscal year 2006, but also describes compensation actions taken before or after the last completed fiscal year to the extent such information enhances the understanding of our executive compensation programs.

The principal elements of our executive compensation program are base salary, annual cash incentives, long-term equity-based incentives, other benefits and perquisites, post-termination severance, and acceleration of stock option vesting for certain named executive officers upon termination and/or a change in control. Our other benefits and perquisites generally consist of life and health insurance benefits, a qualified 401(k) savings plan and include reimbursement for certain medical insurance and automobile related payments. Our philosophy is to position the aggregate of these elements at a level that is commensurate with our size and individual and corporate performance.

The objectives of our executive compensation program are to:

•	set levels of compensation that will attract and retain superior executives in the highly competitive broadcasting industry;

•	emphasize performance-based compensation that reflects the NEOs’ individual contribution to our operational and financial performance; and

•	provide equity-based compensation to align the interests of the NEOs with those of stockholders.

Philosophy

We are engaged in a very competitive industry, and our success depends upon our ability to attract and retain qualified executives. This requires that we maintain competitive compensation arrangements at all times. Our compensation program accordingly is designed to attract and retain key employees by motivating them to achieve and, in turn, rewarding them for superior performance. Different elements of the overall program are geared to short and longer-term performance with the goal of increasing stockholder value over the long term. Executive compensation programs impact all employees by setting general levels of compensation and helping to create an environment of goals, rewards and expectations. We believe the performance of every employee is important to our success, and therefore are mindful of the effect of executive compensation and incentive programs on all of our employees.

We believe that the compensation of our NEOs and other executives should reflect their success as a management team, rather than as individuals, in attaining key operating objectives, such as sales growth, operating earnings growth, and growth or maintenance of market share and long-term competitive advantage, and ultimately, in increasing the market price of our stock. We believe that the performance of the executives in managing our company, considered in light of general economic conditions, as well as specific company, industry and competitive conditions, should be the basis for determining their overall compensation. We also believe that (i) their compensation should not be based on the short-term performance of our stock, whether favorable or unfavorable, since this may be influenced by matters having nothing to do with their performance and (ii) the market value of our stock will, in the long term, reflect our operating performance, and ultimately, the management of the Company by our executives. We seek to have the long-term performance of our stock reflected in executive compensation through our equity-based compensation plans.

Executive Compensation and Other Information

The base salaries of our NEOs are determined by reference to their experience level, length of employment, level of responsibility, historical salary and salaries for individuals in comparable positions with other companies in the broadcasting industry. Bonuses are intended to reward performance and provide NEOs with financial incentives to meet annual performance targets. Recommendations for discretionary bonuses under the employment agreements for NEOs other than our Chief Executive Officer (“CEO”), are proposed by the CEO and are then reviewed and, when appropriate, revised by the Compensation Committee, which has final approval of such compensation. In reviewing such discretionary bonuses, the Compensation Committee takes into account each individual’s length of employment and performance and our performance as a company, including performance relative to our competitors, performance relative to business conditions, and our success in meeting our financial and operational objectives.

Each element of compensation is designed to attract and retain the necessary executive talent, reward annual performance and provide incentives for our executives to focus on long-term strategic goals as well as short-term performance. The amount of each element of compensation is determined by the Compensation Committee, which uses the following factors to determine the appropriate amounts for each NEO:

•	performance against corporate and individual objectives for the previous year;

•	perceived difficulty of achieving desired results in the coming year;

•	value of their skills and capabilities;

•	performance of their general management responsibilities; and

•	contributions as a member of the executive management team.

Our policy for allocating between long-term and current compensation is to ensure adequate base compensation to attract and retain personnel, while providing incentives to maximize long-term value for us and our stockholders. We also use bonuses to reward good performance on a quarterly and an annual basis, thereby rewarding the achievement of short-term goals. We provide non-cash, equity-based compensation to reward performance against specific objectives and long-term strategic goals.

Employment Agreements.  We maintain a policy of entering into an employment agreement with each of our NEOs. The compensation of our NEOs is primarily governed by their employment agreements. Please see “Employment Agreements” for a more detailed discussion of the terms of these agreements.

Compliance with Internal Revenue Code Section 162(m).  Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally disallows a tax deduction to public companies for compensation in excess of $1.0 million paid to the corporation’s chief executive officer and four other most highly-paid executive officers. Qualifying performance-based compensation will not be subject to the deduction limitation if certain requirements are met. We periodically review the potential consequences of Section 162(m) and may structure the performance-based portion of our executive compensation program to comply with certain exemptions in Section 162(m). However, we reserve the right to use our judgment to authorize compensation payments that do not comply with the exemptions in Section 162(m) (and thereby exceed the $1.0 million limit) when we believe that such payments are appropriate and in the best interests of the stockholders, after taking into consideration changing business conditions or the officer’s performance.

Compensation Consultant

Due to recent changes to the rules and regulations regarding executive compensation and general corporate governance, our Compensation Committee decided to engage the services of a compensation consultant firm to advise them with respect to these matters and other matters.

The Compensation Committee retained the services of Watson Wyatt, who had not before, and has not since, conducted any business with us. Watson Wyatt was charged, among other things, with conducting a competitive assessment of our executive compensation for our CEO and Chief Financial Officer (“CFO”). In addition to talking to members of our Compensation Committee, they also contacted certain of our executive officers and other employees in our legal and accounting departments to obtain historical data and insight into our previous compensation practices. In preparing its analysis, Watson Wyatt utilized a group of peer companies comparable in size to ours and competitive with our line of business. The Compensation Committee will take their recommendations into consideration and intends to use them as a basis to review the executive compensation of the CEO and CFO, including bonuses and equity-based components for fiscal 2007.

Equity-Based Incentive Programs

We use equity-based compensation for executive officers, managers and other employees to provide incentives to build stockholder value and align the interests of these executive officers and employees with the interests of stockholders. Our CEO proposes awarding equity-based compensation to executive officers, managers and other employees (other than to our Chief Executive Officer) to the Compensation Committee which reviews them and, when appropriate, revises them. The Committee has final approval of all such grants. In reviewing equity-based compensation, the Compensation Committee considers the factors discussed above for the granting of bonuses, as well as whether the grants will provide the intended incentives.

1999 Stock Option Plan

We adopted an option plan to incentivize our present and future executives, managers and other employees through equity ownership. The plan provides for the grant of stock options to individuals selected by the Compensation Committee (or a subcommittee of the Compensation Committee or by the Board of Directors if neither such committee has been appointed). An aggregate of 3,000,000 shares of Class A common stock have been reserved for issuance under this option plan. The option plan allows us to tailor incentive compensation for the retention of personnel, to support corporate and business objectives, and to anticipate and respond to a changing business environment and competitive compensation practices.

Pursuant to the option plan, the Compensation Committee has discretion to select the participants, to determine the type, size and terms of each award, to modify the terms of awards, to determine when awards will be granted, when they will vest, and to make all determinations it deems necessary or desirable in the interpretation and administration of the option plan. The option plan will terminate on September 26, 2009, ten years from the date that it was approved and adopted by the Company’s stockholders. Generally, a participant’s rights and interest under the option plan are not transferable except by will or by the laws of descent and distribution.

Options, which may be either non-qualified stock options or incentive stock options, are rights to purchase a specified number of shares of our Class A common stock at a price fixed by the Compensation Committee which must be equal to, or higher than, the fair market value of the underlying shares of Class A common stock.

2006 Omnibus Equity Compensation Plan

On July 18, 2006, our stockholders approved the Spanish Broadcasting System, Inc. 2006 Omnibus Equity Compensation Plan (the “Omnibus Plan”). The Board previously approved the Omnibus Plan at a meeting held on May 3, 2006, which was subject to stockholder approval.

In connection with the approval of the Omnibus Plan, our stockholders also approved that (i) the compensation attributable to grants under the Omnibus Plan qualify for an exemption from the $1,000,000 deduction limit under Section 162(m) of the Code, (ii) incentive stock options meet the requirements of the Code, and (iii) the Omnibus Plan meets the Nasdaq Stock Market listing requirements.

The Omnibus Plan provides that grants may be made to participants of any of the following: (i) incentive stock options, (ii) nonqualified stock options, (iii) stock appreciation rights (“SARs”), (iv) stock units, (v) stock awards, (vi) dividend equivalents, and (vii) other stock-based awards. All employees, including officers and members of the Board of Directors, and all non-employee directors are eligible to participate. The Compensation Committee selects those individuals who will participate.

401(k) Plan

We offer a tax-qualified employee savings and retirement plan (the “401(k) Plan”) covering all of our employees. Pursuant to the 401(k) Plan, an employee may elect to contribute between one percent (1%) and fifteen percent (15%) of his/her annual salary, not to exceed the statutorily prescribed annual limit, which was $15,000 for 2006. We may, at our option and in our sole discretion, make matching and/or profit sharing contributions to the 401(k) Plan on behalf of all participants. To date, we have not made any such contributions. The 401(k) Plan is intended to qualify under Section 401(a) of the Code so that contributions by employees or by us to the 401(k) Plan and income earned on plan contributions are not taxable to employees until distributed to them and contributions by us will be deductible by us when, and if, made. The trustees under the 401(k) Plan, at the direction of each participant, invest such participant’s assets in the 401(k) Plan in selected investment options.

Perquisites

We limit the perquisites that we make available to our executive officers. Our executives are entitled to few benefits that are not otherwise available to all of our employees. In this regard it should be noted that we do not provide supplemental pension arrangements, post-retirement health coverage, or similar benefits for our executives or employees.

Our use of perquisites as an element of compensation is limited and is largely based on our historical practices and policies and as is specified in an executive’s employment agreement. We do not view perquisites as a significant element of our comprehensive compensation structure but do believe that they can be used in conjunction with base salary to attract, motivate and retain individuals in a competitive environment.

2006 SUMMARY COMPENSATION TABLE

					Option	All Other
		Salary	Bonus		Awards	Compensation		Total
Name and Principal Position	Year	($)	($)		($)(a)	($)		($)

Raúl Alarcón, Jr.	2006	1,226,889	741,216	(b)	318,565	90,182	(c)	2,376,852
Chief Executive Officer, President and Chairman of Board of Directors
Marko Radlovic	2006	500,000	100,000	(d)	254,872	47,619	(e)	902,491
Chief Operating Officer and Executive Vice President
Joseph A. García	2006	450,000	150,000	(f)	66,159	22,731	(g)	688,890
Chief Financial Officer, Executive Vice President and Secretary
Cynthia Hudson-Fernandez	2006	294,231	20,000	(h)	—	—		314,231
Chief Creative Officer and Executive Vice President

(a)	The fair value price of these options was based on the Black-Scholes option-pricing model. Represents compensation expense recognized during the fiscal year ended December 31, 2006 under SFAS No. 123R stock-based compensation. For a discussion of valuation assumptions used in SFAS 123R stock based compensation calculations, see Note 12(d) of the Notes to Consolidated Financial Statements, included in Part IV, Item 15 of our 2006 Annual Report on Form 10-K.

(b)	Mr. Alarcón, Jr. received a $241,216 contractual performance bonus and a cash $500,000 discretionary bonus.

(c)	Per Mr. Alarcón, Jr.’s employment agreement, he is entitled to the use of an automobile and driver, personal tax services and an individual life insurance policy. We incurred expenses of $69,799 related to the usage of an automobile and driver, $8,648 for tax services and $11,735 for life insurance premiums, respectively.

(d)	Mr. Radlovic received a total of $100,000 in contractual performance bonuses.

(e)	Per Mr. Radlovic’s employment agreement, he is entitled to an automobile allowance and reimbursement of relocation expenses. We incurred expenses of $21,000 related to the automobile allowance and $26,619 related to Mr. Radlovic’s relocation from Miami, Florida to Los Angeles, California.

(f)	Mr. García received a $50,000 contractual performance bonus and a $100,000 discretionary bonus.

(g)	Per Mr. García’s employment agreement, he is entitled to the use of an automobile. We incurred expenses of $22,731 for the usage of an automobile.

(h)	Ms. Hudson-Fernandez received a $20,000 discretionary bonus.

2006 GRANTS OF PLAN-BASED AWARDS

All Other
Options
Awards:
Number of
		Securities			Grant Date
		Underlying	Exercise or Base		Fair Value of
		Options	Price of Option	Closing Price of	Option
Name	Grant Date	(#)	Awards($/Sh) (a)	Stock on Grant Date	Awards ($) (b)

Raúl Alarcón, Jr.	10/27/2006	100,000	$4.79	$4.79	326,000
Marko Radlovic	None	None	None	None	None
Joseph A. García	None	None	None	None	None
Cynthia Hudson-Fernandez	None	None	None	None	None

(a)	The exercise price of the stock option awards is equal to the prior day’s closing price of the common stock as reported by The NASDAQ Global Market®.

(b)	The fair value price of these options is $3.26 per share based on the Black-Scholes option-pricing model. For a discussion of valuation assumptions used in SFAS 123R stock based compensation calculations, see Note 12(d) of Notes to Consolidated Financial Statements, included in Part IV, Item 15 of our 2006 Annual Report on Form 10-K.

Employment Agreements

To further assist our stockholders in understanding the elements of compensation disclosed in the Summary Compensation Table and related tables, we believe it is important to discuss in more detail the compensation in effect for each of our NEOs. A summary of the material terms of our NEOs employment agreements are described below. The severance and termination payments, together with a quantification of the benefits available under each program to each of the NEOs named in the Summary Compensation Table, may be found in the section of this proxy statement entitled “Potential Payments upon Termination or Change of Control.”

During fiscal year 2006, we had an employment agreement with each of our executive officers. The employment agreement of Raúl Alarcón, Jr. was entered into prior to the creation of the Compensation Committee, which was established on November 2, 1999 upon the completion of our initial public offering. The employment agreements of Joseph A. García and Marko Radlovic were entered into on December 7, 2000 and October 31, 2003, respectively. The employment agreement of Cynthia Hudson-Fernandez was entered into on November 21, 2005, effective as of January 3, 2006.

Raúl Alarcón, Jr.

The compensation of Mr. Alarcón, Jr., our Chairman of the Board, CEO and President, in 2006 was primarily determined by the amended and restated employment agreement we entered into with him on October 25, 1999 (the “Alarcón Employment Agreement”). The Alarcón Employment Agreement automatically renews for successive one-year periods after December 31, 2004, unless terminated by either party on 90 days notice prior to December 31 thereafter.

Base Salary.  Pursuant to the Alarcón Employment Agreement, Mr. Alarcón, Jr.’s is entitled to an annual base salary of not less than $1,000,000. Mr. Alarcón, Jr.’s base salary was $1,226,889 for 2006. On March 10, 2007, the Compensation Committee increased Mr. Alarcón, Jr.’s base salary to $1,250,000 effective April 1, 2007, which reflected an adjustment for the effect of inflation.

Bonus.  Under the Alarcón Employment Agreement, Mr. Alarcón, Jr. is entitled to an annual contractual bonus equal to 7.5% of same station annual broadcast cash flow growth, including (on a pro rata basis from the date the station was acquired) acquired stations on a pro forma basis or a greater amount in the discretion of the Board. For fiscal year 2006, the Board and the Compensation Committee granted Mr. Alarcón, Jr. a bonus of $741,216, which consisted of a contractual performance bonus of $241,216 and a cash discretionary bonus of $500,000, in consideration of his successful efforts on behalf of SBS in improving MEGA TV’s performance, negotiating significant contracts, forging strategic alliances, and identifying and hiring new station personnel, as well as other contributions. The 2006 discretionary bonus of $500,000 was a decrease from Mr. Alarcón, Jr.’s 2005 discretionary bonus of $850,000 as a result of SBS’ lower operating results. In addition, as part of his 2006 bonus, on March 10, 2007, the Compensation Committee granted Mr. Alarcón, Jr., a restricted stock grant of 72,000 shares of Class A common stock, which will vest in three installments of 24,000 shares, on January 1, 2008, 2009 and 2010, respectively. The restricted stock grant was valued at $4.30 per share based on the closing price of our Class A common stock on March 9, 2007, for a total value of $309,600.

Options.  During each year of his employment term, Mr. Alarcón, Jr. is entitled to receive an option to purchase 100,000 shares of Class A common stock, which vests immediately, at an exercise price equal to the fair market value of the Class A common stock on the applicable grant date. On October 27, 2006, Mr. Alarcón, Jr. received an option to purchase 100,000 shares of Class A common stock, at an exercise price of $4.79 per share. The total fair value of that stock option grant is included in this proxy statement under the heading “Stock Option Plan”, which was valued at $3.26 per share, based on the Black-Scholes option-pricing model.

Benefits; Perquisites.  Mr. Alarcón, Jr. is entitled to participate in our employee benefit plans and to receive other non-salary benefits, such as health insurance, life insurance and reimbursement for personal tax and accounting expenses. In addition, Mr. Alarcón, Jr. is entitled to certain perquisites, such as the use of an automobile and a driver.

Termination; Severance.  The Alarcón Employment Agreement provides that Mr. Alarcón, Jr.’s employment may be terminated, among other things, at the election of the Board for cause, as further discussed in this proxy statement under the heading “Potential Payments upon Termination and Change of Control.”

We believe that, in light of Mr. Alarcón, Jr.’s individual performance and his unique contribution to our operational and financial results for 2006, Mr. Alarcón, Jr.’s salary, bonus and equity-based awards for the year were in line with our overall compensation objectives, which provided compensation in a format that is competitive, fair and reasonable from our perspective.

Marko Radlovic

The compensation of Mr. Radlovic, our Chief Operating Officer and Executive Vice President, in 2006 was primarily determined by the employment agreement we entered into with him on October 31, 2003, as amended on July 21, 2005 (the “Radlovic Employment Agreement”). The Radlovic Employment Agreement expires on July 20, 2008 and automatically renews for successive one-year periods after July 20, 2008, unless we provide notice of our intention not to renew.

Base Salary.  Pursuant to the Radlovic Employment Agreement, Mr. Radlovic is entitled to receive an annual base salary of $500,000.

Bonus.  Under the Radlovic Employment Agreement, Mr. Radlovic may be entitled to (i) a quarterly performance bonus if net sales per quarter meet certain sales and cash flow budget targets, (ii) an annual cash bonus to be determined by the Board based on performance and operating targets achieved by the Company, and (iii) a discretionary annual bonus. For fiscal year 2006, Mr. Radlovic received quarterly contractual bonuses for our radio segment totaling $100,000.

Options.  Under the terms of the Radlovic Employment Agreement, Mr. Radlovic received an option to purchase (i) 90,000 shares of Class A common stock, 33.4% of which vested immediately and the rest of which vested ratably over the following two-years, (ii) an aggregate of 62,500 shares of Class A common stock to be granted based on merit in each of the second and third years of the employment term and which will vest ratably in the three years following the grant date, and (iii) 25,000 shares of Class A common stock, which will vest twelve months after the grant date, in each case at an exercise price equal to the closing price of our Class A common stock on the business day of each respective grant date.

Benefits; Perquisites.  Mr. Radlovic is entitled to receive standard employee benefits provided to all of our executives, such as health, life and long-term disability insurance. In addition, Mr. Radlovic is entitled to certain perquisites, including a monthly automobile allowance.

Termination; Severance.  The Radlovic Employment Agreement provides that Mr. Radlovic’s employment may be terminated at our election with or without cause, or upon a change of control, as further discussed in this proxy statement under the heading “Potential Payments upon Termination and Change of Control.”

We believe that, in light of Mr. Radlovic’s individual performance and his unique contribution to our operational and financial results for 2006, Mr. Radlovic’s salary and bonus for the year were in line with our overall compensation objectives, which provided compensation in a format that is competitive, fair and reasonable from our perspective.

Joseph A. García

The compensation of Mr. García, our Chief Financial Officer, Executive Vice President and Secretary, in 2006 was primarily determined by the employment agreement we entered into with him on December 7, 2000 (the “García Employment Agreement”). The García Employment Agreement became effective on December 7,

2000 and automatically renews for successive one-year periods after December 7, 2005, unless either party gives the other notice of termination at least 90 days before a renewal date.

Base Salary.  On March 7, 2005, the Compensation Committee increased Mr. García’s annual base salary from $400,000 to $450,000, effective March 1, 2005, based upon the recommendation of the CEO and upon reviewing his overall performance.

Bonus.  Under the García Employment Agreement, Mr. García may be entitled to receive (i) a quarterly bonus, (ii) an annual cash bonus to be determined by the Board, based on performance and operating targets achieved by the Company, and (iii) a discretionary annual bonus. For fiscal year 2006, Mr. García received a quarterly contractual bonus of $50,000 and an annual discretionary bonus of $100,000, based upon the recommendation of the CEO. The discretionary bonus was in consideration of his performance, the successful management of Sarbanes Oxley compliance, legal, accounting, budget, finance and other financial matters, as well as other contributions during fiscal 2006.

Options.  Mr. García was granted an option to purchase 250,000 shares of Class A common stock, at an exercise price of $20.00 per share, all of which have vested, pursuant to a previously effective employment agreement, which was superseded by the García Employment Agreement. Pursuant to the García Employment Agreement, Mr. García received an option to purchase 100,000 shares of Class A common stock, 20% of which is to vest immediately and the rest of which is to vest ratably over a four-year period, in each case at an exercise price equal to the closing price of our Class A common stock on the business day of each respective grant date.

Benefits; Perquisites.  Mr. García is entitled to receive standard employee benefits provided to all of our executives, such as health, life and long-term disability insurance. In addition, Mr. García is entitled to certain perquisites, such as the use of an automobile.

Termination; Severance.  The García Employment Agreement provides that Mr. García’s employment may be terminated, among other things, at the election of the Board for cause, as further discussed in this proxy statement under the heading “Potential Payments upon Termination and Change of Control.”

We believe that, in light of Mr. García’s individual performance and his unique contribution to our operational and financial results for 2006, Mr. García’s salary and bonus for the year were in line with our overall compensation objectives, which provided compensation in a format that is competitive, fair and reasonable from our perspective.

Cynthia Hudson-Fernandez

The compensation of Ms. Hudson-Fernandez, our Chief Creative Officer and Executive Vice President, in 2006 was primarily determined by the employment agreement we entered into with her on November 21, 2005, effective January 3, 2006 (the “Hudson Employment Agreement”). The probationary period of the Hudson Employment Agreement expired on July 2, 2006 at which time we exercised our option to renew the agreement for an additional period of two and a half years, until January 2, 2009. Thereafter, the contract will automatically renew for an additional one-year period, unless we provide notice of our intention not to renew.

Base Salary.  Pursuant to the Hudson Employment Agreement, Ms. Hudson-Fernandez’s is entitled to receive an annual base salary of $300,000 and is eligible for a quarterly bonus. The Hudson Employment Agreement provides for an increase in her annual base salary to $500,000 based on the successful multi-market expansion of MEGA TV.

Bonus.  Under the Hudson Employment Agreement, Ms. Hudson-Fernandez is entitled to receive (i) quarterly performance bonuses based on the achievement of certain ratings or rankings, (ii)  an annual cash bonus to be determined by the Compensation Committee, based on performance and operating targets achieved by the Company, (iii)  a one-time bonus of $50,000 upon the successful launch of viable new media units, and (iv) a discretionary annual bonus. For fiscal year 2006, Ms. Hudson-Fernandez received a discretionary bonus of $20,000, based upon the recommendation of the CEO.

Options.  Under the terms of the Hudson Employment Agreement, Ms. Hudson is entitled to receive an option to purchase 25,000 shares of Class A common stock, with 33% vesting immediately and the rest vesting ratably over a two-year period upon the successful multi-market expansion of MEGA TV and Compensation Committee approval.

Benefits; Perquisites.  Ms. Hudson-Fernandez is entitled to receive standard employee benefits provided to our management level employees, such as health insurance. In addition, Ms. Hudson-Fernandez is entitled to certain perquisites, such as reimbursement of entertainment expenses.

Termination; Severance.  The Hudson Employment Agreement provides that Ms. Hudson-Fernandez’s employment may be terminated at our election with or without cause, as further discussed in this proxy statement under the heading “Potential Payments upon Termination and Change of Control.”

We believe that, in light of Ms. Hudson-Fernandez’s individual performance and her unique contribution to our operational and financial results for 2006, Ms. Hudson-Fernandez’s salary and bonus for the year were in line with our overall compensation objectives, which provided compensation in a format that is competitive, fair and reasonable from our perspective.

FISCAL YEAR-END 2006 OUTSTANDING EQUITY AWARDS

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised Options	Unexercised Options		Option Exercise
	Exercisable	Unexercisable		Price	Option Expiration
Name	(#)	(#)		($)	Date (a)

Raúl Alarcón, Jr.	100,000	—		20.00	10/27/2009
	100,000	—		9.47	10/27/2010
	100,000	—		7.77	10/27/2011
	100,000	—		6.13	10/27/2012
	100,000	—		8.69	12/25/2013
	100,000	—		9.98	10/27/2014
	100,000	—		6.27	10/25/2015
	100,000			4.79	10/27/2016
Marko Radlovic	20,000	—		9.20	8/30/2011
	15,000	—		9.10	1/16/2012
	90,000	—		9.44	11/6/2013
	41,667	20,833	(b)	10.10	11/3/2014
	25,000	—		8.50	7/21/2015
	20,834	41,666	(c)	5.08	11/23/2015
Joseph A. García	250,000	—		20.00	10/27/2009
	100,000	—		4.81	12/7/2010
	150,000	—		9.10	1/16/2012
	40,000	10,000	(d)	11.78	1/21/2014
	25,000	—		10.79	3/7/2015
Cynthia Hudson-Fernandez	None	None		None	None

(a)	The expiration date of each option is 10 years after the stock option grant date.

(b)	Options become exercisable on November 3, 2007.

(c)	20,833 options become exercisable on November 23, 2007 and 2008, respectively.

(d)	Options become exercisable on January 21, 2008.

Option Exercises and Stock Vested

None of our named executive officers exercised any stock options or similar instruments during fiscal 2006.

Elements of Post-Termination Compensation

We do not have a practice of providing retirement benefits, including any supplemental executive retirement plans, to our NEOs. Our NEOs have entered into employment agreements with us in which these agreements each contain certain post-termination compensation, such as severance payments or change of control provisions. In addition, we retain the discretion to utilize the offer of severance and/or change of control protection as an incentive in hiring our NEOs.

Pension Benefits

We do not provide pension arrangements or post-retirement health coverage for our executives or employees. Our executive officers are eligible to participate in our 401(k) contributory defined contribution plan.

Nonqualified Deferred Compensation

We do not provide any nonqualified defined contribution or other deferred compensation plans.

Potential Payments upon Termination or Change of Control

In accordance with the rules of the SEC, the following table presents our estimate of amounts payable to the NEOs, under our 1999 Stock Option Plan and their employment agreements, assuming that each of the indicated triggering events discussed in the table below occurred on December 29, 2006 (the last business day of 2006), and the equity awards under the 1999 Stock Option Plan were neither assumed by a successor corporation nor replaced with a cash retention program.

Potential Payments upon Termination and Change of Control

					Value of Option
	Severance (Salary)		Severance (Bonus)		Acceleration	Other Benefits		Total
Name	($)		($)		($)(k)	($)		($)

Raúl Alarcón, Jr.
Without Cause	900,839	(a)	—		—	24,509	(c)	925,348
With Cause	450,420	(b)	—		—	—		450,420
Death	900,839	(a)			—	13,752	(c)	914,591
Disability	900,839	(a)	—		—	24,509	(c)	925,348
Marko Radlovic
Change of Control	778,846	(a)	—		—	—		778,846
Without Cause	500,000	(d)	—		—	—		500,000
With Cause	38,462	(e)	—		—	—		38,462
Joseph A. García
Change of Control	900,000	(f)	300,000	(g)	—	24,754	(h)	1,224,754
Without Cause	900,000	(f)	300,000	(g)	—	16,503	(i)	1,216,503
Death	450,000	(d)	—		—	—		450,000
Disability	450,000	(d)	—		—	16,503	(i)	466,503
For Good Reason	424,038	(a)	—		—	—		424,038
Cynthia Hudson-Fernandez
Without Cause	300,000	(d)	—		—	—		300,000
With Cause	11,538	(j)	—		—	—		11,538

(a)	Represents the aggregate base salary payments which the executive would have received during the employment term if such termination had not occurred.

(b)	Represents 50% of the aggregate base salary payments which the executive would have received during the employment term if such termination had not occurred.

(c)	Represents the aggregate value of the continuation of the executive’s benefits for up to the employment term.

(d)	Represents the aggregate base salary payments which the executive would have received during a one-year period.

(e)	Represents the aggregate of four weeks’ base salary payments.

(f)	Represents two times the aggregate base salary payments which the executive would have received during a one-year period.

(g)	Represents two times the bonus paid to the executive with respect to the year preceding such date of termination.

(h)	Represents the aggregate value of the continuation of executive benefits for up to 18 months after such date of termination.

(i)	Represents the aggregate value of the continuation of executive benefits for up to 12 months after such date of termination.

(j)	Represents the aggregate of two weeks’ base salary payments.

(k)	The amounts shown as the value of the accelerated stock option are solely the intrinsic value of the options. This was calculated by multiplying (i) the difference between the fair market value of our Class A common stock on December 29, 2006 ($4.11) and the applicable exercise price by (ii) the assumed number of option shares vesting on an accelerated basis on December 29, 2006. All accelerated options had exercise prices greater than the fair market value of our Class A common stock; therefore, they had no intrinsic value. For a discussion of valuation assumptions used in SFAS No. 123R calculations, see Note 12(d) of Notes to Consolidated Financial Statements, included in Part IV, Item 15 of our 2006 Form 10-K.

While we believe that the amounts shown above and the assumptions upon which they are based provide reasonable estimates of the amounts that would have been due to the NEOs in the event that any of the circumstances described above had occurred on December 29, 2006, the actual amounts due to the named executive officers upon a triggering event will depend upon the actual circumstances and the then applicable provisions of the 1999 Stock Option Plan and the employment agreements.

Change of Control Triggering Event

A change of control for purposes of Mr. García’s employment agreement is deemed to have taken place upon the occurrence of any of the following events: (i) any person, other than SBS or an affiliate of SBS becoming a beneficial owner of securities representing 30% or more of the combined voting power of SBS’ then outstanding voting securities; (ii) if the Board members in place at the time of the employment agreement cease to constitute a majority of the Board for a period of two consecutive years; (iii) SBS’ stockholders approve a merger or consolidation with any other corporation other than one in which SBS maintains more than 80% of the voting power of the surviving entity or a merger or consolidation effected to implement a recapitalization of SBS in which no person acquires more than 50% of SBS’ then outstanding voting securities; or (iv) SBS’ stockholders approve an agreement for the sale or disposition of all or substantially all of SBS’ assets or SBS begins proceedings to effect a complete liquidation.

A change of control will be deemed to have occurred pursuant to Mr. Radlovic’s employment agreement if there is a transfer of control or ownership of SBS and Mr. Radlovic’s employment is not continued at his current position.

Non-Competition Provisions

Each of Mr. García, Mr. Radlovic and Ms. Hudson-Fernandez, have agreed that during their respective employment term and for a period of twelve months thereafter, they would not engage in certain competitive activities with us, including solicitation of employees or customers and interference with the relationship between us and any such person. In addition, they have also agreed to maintain the confidentiality of certain proprietary information during the term of their respective employment and thereafter.

Overview of Director Compensation and Procedures

The Compensation Committee reviews the level of compensation of our non-employee directors periodically. Directors who are also our employees do not receive cash or equity compensation for service on the Board or any committee thereof. To determine how appropriate the current level of compensation for our non-employee directors is, SBS has historically obtained data from a number of different sources including:

•	publicly-available data describing director compensation in peer companies;

•	survey data collected by our legal department; and

•	information obtained from other companies.

Director Compensation

The annual fees paid to non-employee directors are $25,000 for service on the Board; $25,000 for service on the Audit Committee; and $25,000 for service on the Compensation Committee. All directors are reimbursed for the out-of-pocket expenses they incur in connection with their service. Our non-employee directors are also eligible to receive stock options under our 1999 Stock Option Plan for Non-Employee Directors.

2006 DIRECTOR COMPENSATION

	Fees Earned		All Other
	or Paid in Cash	Option Awards	Compensation		Total
Name (a)	($)	($) (b) (c)	($)		($)

Raúl Alarcón, Sr.	12,500	—	79,435	(d)	91,935
Antonio S. Fernandez	75,000	68,304	—		143,304
Dan Mason	75,000	64,834	—		139,834
Jose A. Villamil	75,000	68,304	—		143,304
Jason L. Shrinsky	12,500	67,089	29,643	(e)	109,232

(a)	Raúl Alarcón, Jr. has been omitted from this table since he receives no compensation for serving on our Board.

(b)	Represents compensation expense recognized during the fiscal year ended December 31, 2006 under SFAS No. 123R.

(c)	The following are the aggregate number of option awards outstanding that have been granted to each of our non-employee directors. The grant date fair value price per share was based on the Black-Scholes option-pricing model. For a discussion of valuation assumptions used in SFAS No. 123R calculations, see Note 12(d) of Notes to Consolidated Financial Statements, included in Part IV, Item 15 of our 2006 Form 10-K.

	Number of Options	Number of Options	Option Exercise	Grant Date Fair	Option Expiration
Director	Outstanding	Exercisable	Price ($)	Value per Share ($)	Date

Raúl Alarcón, Sr.	—	—	—	—	None
Antonio S. Fernandez	50,000	30,000	9.33	6.83	6/30/2014
Dan Mason	50,000	40,000	8.60	6.48	7/10/2013
Jose A. Villamil	50,000	30,000	9.33	6.83	6/30/2014
Jason L. Shrinsky	50,000	50,000	20.00	15.44	10/27/2009
Jason L. Shrinsky	50,000	30,000	10.79	6.71	3/7/2015

(d)	Per a letter of understanding between Mr. Alarcón, Sr. and us dated September 24, 1999, he is entitled to the use of an automobile and driver. We incurred expenses related to the usage of an automobile and driver in the amount of $69,781. We also provided Mr. Alarcón, Sr. with health benefits and life insurance of $9,654.

(e)	Due to health reasons, we provided Mr. Shrinsky with transportation services to and from our corporate offices which totaled approximately $20,000. We also provided Mr. Shrinsky with health benefits of $9,643.

1999 Stock Option Plan for Non-Employee Directors

We also adopted a separate option plan for our non-employee directors. The terms of this plan provide that the Board of Directors has the discretion to grant stock options to any non-employee director. An aggregate of 300,000 shares of Class A common stock have been reserved for issuance under this option plan. The plan will terminate on September 26, 2009, ten years from the date that it was approved and adopted by the Company’s stockholders. The plan is administered by the Board of Directors.

Under the plan, any non-exercisable options will immediately vest and become exercisable upon a change in control of the Company. If a non-employee director ceases to be a member of the Board of Directors due to death, retirement or disability, all his unvested options will terminate immediately and all his exercisable options on such date will remain exercisable based on the plan terms. If a non-employee director’s service as a director is terminated for any reason other than the preceding, all his unvested options will terminate immediately and all his exercisable options on such date will remain exercisable for thirty days.

Stock Options

In connection with Jason L. Shrinsky’s election to the Board on October 27, 1999, we granted Mr. Shrinsky options to purchase 50,000 shares of Class A common stock, at an exercise price of $20.00 per share, of which, options to purchase 10,000 shares vested immediately, and the remaining options to purchase 40,000 shares vested ratably over four years. In addition, on March 7, 2005, the Compensation Committee granted Mr. Shrinsky options to purchase 50,000 shares of Class A common stock at an exercise price of $10.79 per share, of which, options to purchase 10,000 shares vested immediately and the remaining options to purchase 40,000 shares vest ratably over four years. Mr. Shrinsky holds his options for the benefit of the law firm, Kaye Scholer LLP.

Effective as of July 10, 2003, in connection with the election of Dan Mason to our Board on July 10, 2003, we granted Mr. Mason options to purchase 50,000 shares of Class A common stock, at an exercise price of $8.60 per share, of which options to purchase 10,000 shares vested immediately, and the remaining options to purchase 40,000 shares vest ratably over four years. Due to Mr. Mason’s resignation on April 2, 2007, 10,000 unvested options were terminated immediately and all vested options will expire on May 2, 2007 if unexercised.

Effective as of June 30, 2004, in connection with the election of Antonio S. Fernandez and Jose A. Villamil to our Board of Directors, we granted each of Messrs. Fernandez and Villamil options to purchase 50,000 shares of Class A common stock, at an exercise price of $9.33 per share, of which, options to purchase 10,000 shares vested immediately, and the remaining options to purchase 40,000 shares vest ratably over four years.

Limitations on Directors’ and Officers’ Liability

Our third amended and restated certificate of incorporation has a provision which limits the liability of directors to us to the maximum extent permitted by Delaware law. The third amended and restated certificate of incorporation specifies that our directors will not be personally liable for monetary damages for breach of fiduciary duty as a director. This limitation does not apply to actions by a director or officer that do not meet the standards of conduct which make it permissible under the Delaware General Corporation Law for SBS to indemnify directors or officers.

Our amended and restated by-laws provide for indemnification of directors and officers (and others) in the manner, under the circumstances and to the fullest extent permitted by the Delaware General Corporation Law, which generally authorizes indemnification as to all expenses incurred or imposed as a result of actions, suits or proceedings if the indemnified parties acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of SBS. Each director has entered into an indemnification agreement with us that provides for indemnification to the fullest extent provided by law. We believe that these provisions are necessary or useful to attract and retain qualified persons as directors and officers. We currently have directors’ and officers’ liability insurance that provides for coverage of up to $35.0 million.

There is a pending litigation claim against us, certain of our former and current directors and officers concerning which such directors and officers may seek indemnification. On November 28, 2001, a complaint was filed against us in the United States District Court for the Southern District of New York (the “Southern District of New York”) and was amended on April 19, 2002. The amended complaint alleges that the named plaintiff, Mitchell Wolf, purchased shares of our Class A common stock pursuant to the October 27, 1999, prospectus and registration statement relating to our initial public offering which closed on November 2, 1999. The complaint was brought on behalf of Mr. Wolf and an alleged class of similarly situated purchasers against us, eight underwriters and/or their successors-in-interest who led or otherwise participated in our initial public offering, two members of our senior management team, one of whom is our Chairman of the Board, and an additional director, referred to collectively as the individual defendants. To date, the complaint, while served upon us, has not been served upon the individual defendants, and no counsel has appeared for them.

This case is one of more than 300 similar cases brought by similar counsel against more than 300 issuers, 40 underwriter defendants, and 1,000 individuals alleging, in general, violations of federal securities laws in connection with initial public offerings, in particular, failing to disclose that the underwriter defendants allegedly solicited and received additional, excessive and undisclosed commissions from certain investors in exchange for which they allocated to those investors material portions of the restricted shares issued in connection with each offering. All of these cases, including the one involving us, have been assigned for consolidated pretrial purposes to one judge of the Southern District of New York. One of the claims against the individual defendants, specifically the Section 10b-5 claim, has been dismissed.

In June of 2003, after lengthy negotiations, a settlement proposal was embodied in a memorandum of understanding among the investors in the plaintiff class, the issuer defendants and the issuer defendants’ insurance carriers. On July 23, 2003, our Board of Directors approved both the memorandum of understanding and an agreement between the issuer defendants and the insurers. The principal components of the settlement include: (1) a release of all claims against the issuer defendants and their directors, officers and certain other related parties arising out of the alleged wrongful conduct in the amended complaint; (2) the assignment to the plaintiffs of certain of the issuer defendants’ potential claims against the underwriter defendants; and (3) a guarantee by the insurers to the plaintiffs of the difference between $1.0 billion and any lesser amount recovered by the plaintiffs against the underwriter defendants. The payments will be charged to each issuer defendant’s insurance policy on a pro rata basis.

On February 15, 2005, the Southern District of New York granted preliminary approval to the proposed settlement agreement, subject to a narrowing of the proposed bar on underwriter and non-settling defendant claims against the issuer defendants to cover only contribution claims. The Court directed the parties to submit revised settlement documents consistent with its opinion and scheduled a conference for March 18, 2005 in order to (a) make final determinations as to the form, substance and program of notice and (b) schedule a Rule 23 fairness hearing. Pursuant to the Court’s request, on May 2, 2005 the parties submitted an Amendment to Stipulation and Agreement of Settlement with Defendant Issuers and Individuals (the “Amendment”). Our Board of Directors approved the Amendment on May 4, 2005 and it has since received unanimous approval from all the non-bankrupt issuers. On August 31, 2005, the Court issued an order of preliminary approval, reciting that the Amendment had been entered into by the parties to the Issuers’ Settlement Stipulation.

On December 5, 2006, the United States Court of Appeals for the Second Circuit reversed the District Court’s October 13, 2004 order granting a motion for class certification in six “focus cases” out of the more than 300 consolidated class actions, holding that Plaintiffs could not satisfy the predominance requirement for a Federal Rule of Civil Procedure 23(b)(3) class action. On December 14, 2006, the Court held a conference with all counsel in the IPO cases to consider the impact of the Second Circuit’s reversal of class certification on these cases, including whether a class can be certified for settlement purposes when it cannot otherwise be certified for litigation purposes. The Court determined to defer deciding the motion for final approval of the Issuers’ Settlement until further word from the Second Circuit about whether or not it will want to consider rehearing. At that time, the Court will invite further submissions on how to proceed with the Issuers’ Settlement. On January 5, 2007, Plaintiffs filed a petition with the Second Circuit for a rehearing or rehearing en banc. We do not have sufficient information to assess our potential exposure to liability, if any, and no amounts have been accrued in the consolidated financial statements.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee is currently comprised of two independent directors: Jose A. Villamil, our Compensation Committee Chairman and Antonio S. Fernandez. Messrs. Villamil and Fernandez became members of the Compensation Committee on June 30, 2004. Dan Mason was a member of the Compensation Committee from July 10, 2003 until his resignation from the Board on April 2, 2007.

The following Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other SBS filing under the Securities Act of 1933, as amended, or Securities Exchange Act of 1934, as amended, except to the extent SBS specifically incorporates this report or the performance graph by reference therein.

REPORT OF COMPENSATION COMMITTEE

The Compensation Committee is responsible for discharging the responsibilities of the Board with respect to the compensation of our executive officers. The Compensation Committee is responsible for setting performance goals and objectives for the CEO and the other executive officers, evaluates their performance with respect to those goals and sets their compensation based upon the evaluation of their performance. In evaluating executive officer pay, the Compensation Committee retains a compensation consultant and considers recommendations from the CEO with respect to goals and compensation of the other executive officers. The Compensation Committee assesses the information it receives in accordance with its business judgment. The Compensation Committee may periodically review director compensation. All decisions with respect to executive and director compensation are approved by the Compensation Committee and recommended to the full Board for ratification.

The Compensation Committee is responsible for administering all of our equity-based plans. The Compensation Committee also periodically reviews compensation and equity-based plans and makes its recommendations to the Board with respect to these areas.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (the “CD&A”) for the year ended December 31, 2006 with management. In reliance on the reviews and discussions referred to above, the Compensation Committee recommended to the Board, and the Board has approved, that the CD&A be included in the proxy statement for the year ended December 31, 2006 for filing with the SEC.

By the Compensation Committee of the Board of Directors:

Antonio S. Fernandez
Jose A. Villamil

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Approval Policies and Procedures

In accordance with our Audit Committee charter, our Audit Committee is responsible for reviewing and approving the terms and conditions of all related party transactions. Our Audit Committee also reviews and approves our proxy statement and the information contained therein. In determining whether to approve or ratify a related party transaction, the Audit Committee takes into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable to us than terms generally available from an unrelated person under the same or similar circumstances, and the extent of the related person’s interest in the transaction. No member of the Audit Committee participates in any approval or ratification of a related party transaction in which such member is a related person, other than to provide all material information regarding the transaction to the Audit Committee.

Related Party Transactions

On December 23, 2004, in connection with the closing of the merger agreement, dated October 5, 2004, with Infinity Media Corporation (“Infinity”) now known as CBS Radio, a division of CBS Corporation, Infinity Broadcasting Corporation of San Francisco (“Infinity SF”) and SBS Bay Area, LLC, a wholly-owned subsidiary of SBS (“SBS Bay Area”), we issued to Infinity (i) an aggregate of 380,000 shares of our Series C preferred stock, which are convertible at the option of the holder into twenty fully paid and non-assessable shares each of our Class A common stock; and (ii) a warrant to purchase an additional 190,000 shares of our Series C preferred stock, at an exercise price of $300.00 per share, or the Warrant. Upon conversion, each share of our Series C preferred stock held by a holder will convert into twenty fully paid and non-assessable shares of our Class A common stock. The shares of our Series C preferred stock issued at the closing of the merger are convertible into 7,600,000 shares of our Class A common stock, subject to adjustment, and the Series C preferred stock issuable upon exercise of the Warrant are convertible into an additional 3,800,000 shares of our Class A common stock, subject to adjustment. The Series C preferred stock held by Infinity and the Series C preferred stock issuable upon conversion of the Warrant are convertible into 11,400,000 shares of Class A common stock, which represents more than 5% of our Class A common stock. In connection with the closing of the merger transaction, we also entered into a registration rights agreement with Infinity, pursuant to which, following a period of one year (or earlier if we take certain actions), Infinity may instruct us to file up to three registration statements, on a best efforts basis, with the SEC providing for the registration for resale of the Class A common stock issuable upon conversion of the Series C preferred stock.

During 2006, we entered into various advertising contracts with affiliates of Infinity, including Viacom Outdoor Inc. (“Viacom”), pursuant to which we paid Viacom approximately $2.4 million, and agencies associated with Viacom approximately $5.3 million, in consideration of Viacom and certain related outside agencies providing us with outdoor displays, such as billboards, to promote our radio stations. Additionally, during fiscal 2006 we paid our affiliates various payments totaling approximately $0.8 million pursuant to a service agreement and a lease for tower and antenna space.

In 1992, Messrs. Alarcón, Sr., our Chairman Emeritus and a member of our Board of Directors, and Alarcón, Jr., our Chairman of the Board of Directors, Chief Executive Officer and President, acquired a building in Coral Gables, Florida, for the purpose of housing the studios and offices of our Miami radio stations. In June 1992, Spanish Broadcasting System of Florida, Inc., one of our subsidiaries, entered into a 20-year net lease with Messrs. Alarcón, Sr. and Alarcón, Jr. for the Coral Gables building which provides for a base monthly rent of $9,000. The lease is cancellable by the lessors upon sixty days’ notice to us, except during the months of November through May. Effective June 1, 1998, the lease for this building was assigned to SBS Realty Corp., a realty management company owned by Messrs. Alarcón, Sr. and Alarcón, Jr. This building currently houses the offices and studios of all of our Miami radio stations. During fiscal year 2006, we paid SBS Realty Corp. an aggregate amount of approximately $0.1 million.

Our corporate headquarters are located in office space owned by Irradio Holdings Ltd., a Florida limited partnership, for which the general partner is Irradio Investments, Inc., a Florida subchapter S corporation, wholly owned by our Chief Executive Officer. Since November 1, 2000, we have leased our office space under a ten year lease, with the right to renew for two consecutive five year terms (as amended, the “Lease”).

On March 7, 2006, we entered into a third amendment to the Lease providing for the expansion of our office space at our corporate headquarters. We previously entered into a second amendment to the Lease, effective as of December 1, 2004, which extended the term of the Lease to April 30, 2015 and further expanded the office space leased. The additional office space is used for the operation of our Miami broadcasting stations and corporate offices. The Lease amendments were approved by our Audit Committee with consultation of outside advisors and obtaining a fairness opinion.

We currently pay a monthly rent of approximately $0.2 million for this office space, including the additional space leased under the amendments to the Lease. We believe that the monthly rent we pay is at market rate. During fiscal year 2006, we paid Irradio Holdings Ltd. an aggregate amount of approximately $2.3 million.

Certain Relationships

One of our directors, Jason L. Shrinsky, is a retired partner of Kaye Scholer LLP, which has represented us as our legal counsel for more than 20 years and continues to do so. Mr. Shrinsky’s son, Jeffrey Shrinsky, is employed by us as Vice President and General Manager of our radio station WLEY-FM serving the Chicago, Illinois market. His base salary is $300,000, plus additional incentive bonuses. During fiscal year ended 2006, Jeffrey Shrinsky was paid $339,460.

Sterling Advisors LLC serves as our financial consultant pursuant to a consulting agreement originally dated January 8, 2002 and renewed most recently as of March 19, 2007. Under the terms of that agreement, Sterling Advisors LLC is paid a retainer of $300,000 per year to advise us with respect to various financial matters. During 2006, we paid Sterling Advisors LLC $120,000 for a success-fee for the completion of the sale of KZAB-FM and KZBA-FM radio stations serving the Los Angeles, California market. Under a separate agreement with Irradio Holdings, Ltd., Sterling Advisors LLC serves as a financial consultant to, and receives fees from, Irradio Holdings, Ltd., a Florida limited partnership controlled by Mr. Alarcón, Jr., which includes among its assets, the floors in which we lease space for our corporate headquarters and Miami broadcast stations.

Eric García, the son of Mr. García, our Chief Financial Officer, is employed by us as a sales account executive for our radio station WPAT-FM, serving our New York market. He was paid $239,219 based on commissions earned during the fiscal year ended 2006.

Donald Hudson, the brother of Ms. Hudson-Fernandez, our Chief Creative Officer, is employed by us as a sales manager for our radio station WXDJ-FM, serving our Miami market. During fiscal year ended 2006, Donald Hudson was paid $270,000.

See “Security Ownership of Certain Beneficial Owners and Management.”

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of a registered class of our equity securities (collectively, “Reporting Persons”) to file reports of ownership and changes in ownership of our securities with the SEC. Reporting Persons are required by the SEC to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms received or written representations from the Reporting Persons, we believe that, with respect to the fiscal year ended December 31, 2006, all the Reporting Persons complied with all applicable filing requirements.

The following Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other SBS filing under the Securities Act of 1933, as amended, or Securities Exchange Act of 1934, as amended, except to the extent SBS specifically incorporates this report by reference therein.

AUDIT COMMITTEE REPORT

The purpose of the Audit Committee is to oversee the accounting and financial reporting processes of SBS and the audits of SBS’ financial statements and the effectiveness of internal controls. The Audit Committee’s responsibilities are described in a written charter adopted by the Board. Management is responsible for SBS’ internal controls and the financial reporting process. SBS’ independent registered public accounting firm are responsible for performing an independent audit of SBS’ consolidated financial statements and the effectiveness of internal controls in accordance with generally accepted auditing standards in the United States of America and issuing a report thereon.

The Audit Committee has reviewed and discussed with management and KPMG LLP, SBS’ independent registered public accounting firm, the audited consolidated financial statements of SBS for the fiscal year ended December 31, 2006. The Audit Committee has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees.

The Audit Committee has received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and the Audit Committee has discussed with KPMG LLP the latter’s independence.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board, and the Board approved, the inclusion of SBS’ audited consolidated financial statements in SBS’ Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the SEC.

Respectfully submitted,

Audit Committee:
  Antonio S. Fernandez
  Jose A. Villamil

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our consolidated financial statements for the fiscal year ended December 31, 2006 and the effectiveness of internal controls as of December 31, 2006, have been audited by KPMG LLP (“KPMG”), our independent registered public accounting firm. The Audit Committee of the Board expects to reappoint KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2007. The selection of our independent registered public accounting firm will take place at the next meeting of the Audit Committee. We anticipate that a representative of KPMG will be present at the Annual Meeting to respond to appropriate questions and will have an opportunity to make a statement.

Audit and Audit-Related Fees, Tax Fees and All Other Fees

The following table sets forth the aggregate fees billed to us for professional audit services rendered by KPMG LLP, or KPMG, for the audit of our annual consolidated financial statements for the fiscal years ended December 31, 2006 and 2005, the review of the consolidated financial statements included in our quarterly reports on Form 10-Q for such periods and fees billed for other services rendered by KPMG for such periods. Fees include amounts related to the year indicated, which may differ from amounts billed.

	Fiscal Year Ended	Fiscal Year Ended
	December 31, 2006	December 31, 2005
	($ in thousands)

Annual audit fees(1)	$933	$854
Audit related fees(2)	21	19
Tax fees(3)	257	298
All other fees(4)	—	—

Total fees for services	$1,211	$1,171

(1)	Annual audit fees for the audit of the consolidated financial statements included in the Company’s annual report on Form 10-K and the review of the interim condensed consolidated financial statements included in the Company’s quarterly reports on Form 10-Q. This category also includes fees for statutory audits required by the Puerto Rico tax authorities, consents, review of registration statements and other documents filed with the SEC, and accounting consultations.

(2)	Audit related fees are the fees for the financial statement audit of the Company’s employee benefit plan.

(3)	Tax fees are the fees for professional services rendered for tax compliance, tax advice, and tax planning for the Company’s U.S. and Puerto Rico entities.

(4)	All other fees are the fees for services other than those in the above three categories.

Audit Committee Pre-Approval Policies and Procedures

In accordance with the Audit Committee Charter, the Audit Committee has the responsibility and authority to approve in advance all audit and non-audit services to be provided to us. The Audit Committee has not adopted pre-approval policies and procedures for services performed by our independent registered public accounting firm. Our Audit Committee approves our independent registered public accounting firm to audit or non-audit services before each engagement. The Audit Committee may, however, adopt pre-approval policies and procedures in the future if it deems pre-approval policies and procedures to be appropriate for us. The Audit Committee did not rely upon the exception to the pre-approval requirements provided in 17 C.F.R 210.2-01(c)(7)(i)(c). The Audit Committee provided its prior approval for all audit and non-audit related services reflected in the above table. The Audit Committee reviewed the provision of all non-audit services by KPMG and concluded that the provision of these services was compatible with maintaining KPMG’s independence.

STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

In order for a stockholder proposal to be included in the proxy statement for our next annual meeting of stockholders to be held in 2008, such proposal must be submitted in writing by certified mail, return receipt requested, and received by us at 2601 South Bayshore Drive, PH II, Coconut Grove, Florida 33133, Attention: Melanie M. Montenegro, Corporate & Finance Counsel, no later than the close of business on December 28, 2008. However, if the 2008 Annual Meeting does not occur between May 6, 2008 and July 4, 2008, the notice must be received not earlier than 120 days before the 2008 Annual Meeting and not later than the close of business on the later of 90 days before the 2008 Annual Meeting or 10 days following the day on which public announcement of the 2008 Annual Meeting is first made.

The notice must set forth the security holder’s name and address as they appear on our books and the class and number of shares of common stock beneficially owned by such security holder. Additionally, the notice must set forth, as to each person whom the security holder proposes to nominate for election as a director, all information relating to such person required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named as a nominee and to serving as a director if elected).

ANNUAL REPORT

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, containing our consolidated financial statements, has been mailed concurrently with the mailing of this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report on Form 10-K is not incorporated in this Proxy Statement and is not deemed to be a part of the proxy solicitation material.

Any beneficial or record owner of our securities on the Record Date of April 16, 2007 may request and receive without charge a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, including the consolidated financial statements and financial statement schedules thereto. Such request should be in writing and addressed to: Spanish Broadcasting System, Inc., 2601 South Bayshore Drive, PH II, Coconut Grove, Florida 33133, Attention: Melanie M. Montenegro, Corporate & Finance Counsel.

OTHER MATTERS

As of the date of this Proxy Statement, the Board does not know of any other matter which will be brought before the Annual Meeting. However, if any other matter properly comes before the Annual Meeting, or any adjournment thereof, the person or persons voting the proxies will vote on such matters in accordance with their best judgment and discretion.

By Order of the Board of Directors

Raúl Alarcón, Jr.
Chairman of the Board of Directors,
President and Chief Executive Officer

Coconut Grove, Florida
April 26, 2007

▼   TO VOTE BY MAIL, PLEASE DETACH THE PROXY CARD HERE   ▼
Spanish Broadcasting System, Inc.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
JUNE 5, 2007
The undersigned, acknowledging receipt of (1) notice of the annual meeting of stockholders to be held on June 5, 2007 at 12:00 p.m., Eastern time, at the corporate offices of Spanish Broadcasting System, Inc., 2601 South Bayshore Drive, PHII, Coconut Grove, Florida 33133, (2) the Proxy Statement relating to the meeting, and (3) the 2006 Annual Report on Form 10-K, hereby revokes all prior proxies and appoints Raúl Alarcón, Jr. and Joseph A. García, and each of them acting singly, with full power of substitution, as proxies to represent and vote on behalf of the undersigned, as designated herein, all shares of Class A common stock, par value $0.0001 per share, and all shares of Class B common stock, par value $0.0001 per share, of Spanish Broadcasting System, Inc., a Delaware corporation, that the undersigned would be entitled to vote if present in person at the annual meeting of stockholders and any adjournment or adjournments thereof. These proxies are authorized to vote in their discretion upon such other matters as may properly come before the annual meeting or any adjournment(s) thereof.
When properly executed, this proxy will be voted in the manner directed herein by the undersigned.
If a choice is not specified with respect to any proposal, this proxy will be voted FOR such proposal.
Attendance of the undersigned at the annual meeting will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing or shall vote in person at the annual meeting.
EACH STOCKHOLDER SHOULD SIGN THIS PROXY PROMPTLY AND RETURN IT IN THE ENCLOSED ENVELOPE. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SPANISH BROADCASTING SYSTEM, INC.

HAS YOUR ADDRESS CHANGED?

Ú   TO VOTE BY MAIL, PLEASE DETACH THE PROXY CARD HERE   Ú
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES LISTED IN THE BELOW PROPOSAL.
Proposal:	Election of Directors. For Raúl Alarcón, Jr., Pablo Raúl Alarcón, Sr., Antonio S. Fernandez, Jose A. Villamil and Jason L. Shrinsky.
(INSTRUCTION: To withhold authority to vote for any individual nominee, mark the “FOR ALL NOMINEES EXCEPT” box and write that nominee’s name in the space provided.)
Exceptions:_____________________________

☐  FOR ALL NOMINEES LISTED

☐ WITHHOLD AUTHORITY TO VOTE FOR ALL

☐ FOR ALL NOMINEES EXCEPT

If authority to vote for the election of any nominee, or for all nominees, is not withheld, or if none of the boxes above is checked, this proxy will be deemed to grant authority to vote for all nominees.
Signature(s):
Please sign name(s) exactly as appearing hereon. If shares are held jointly, each joint owner should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.
Dated:                                         , 2007
Mark, sign and date the proxy card and return it in the postage-paid envelope enclosed.